Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

October 22, 2018

Simulations Plus Announces Quarterly Cash Dividend of $0.06 per Share

LANCASTER, CA, October 22, 2018 – Simulations Plus, Inc. (Nasdaq: SLP), the leading provider of modeling and simulation solutions for the pharmaceutical, biotechnology, chemicals, and consumer goods industries, today announced that its board of directors has declared its next ongoing quarterly cash dividend of $0.06 per share of the Company’s common stock. The cash dividend will be distributed on Thursday, November 8, 2018, to shareholders of record as of Thursday, November 1, 2018.

Walt Woltosz, chairman of the board of directors, said, “This dividend declaration is a continuation of the Board’s plan to distribute a cash dividend of $0.06 per share per quarter. The declaration of any future dividends will be determined by the board of directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, chemical, and consumer goods companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

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